As filed with the Securities and Exchange Commission on April 18, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Humanigen, Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0557236
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

1000 Marina Boulevard, Ste. 250
Brisbane, CA 94005-1878
(Address of principal executive offices)

Humanigen, Inc. 2012 Equity Incentive Plan
(Full title of the Plan)

Cameron Durrant, M.D.
Chairman of the Board and Chief Executive Officer
Humanigen, Inc.
1000 Marina Boulevard, Ste. 250
Brisbane, California 94005-1878
(650) 243-1000
(Name, address and telephone number of Agent for Service)

Copy to:

Kevin L. Vold, Esq.
Polsinelli PC
1401 Eye Street NW
Washington, D.C. 20005
(202) 783-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 par value per share	16,050,000	$0.45	$7,222,500	$899

(1) Consists of shares of common stock, $0.001 par value per share of the Registrant, or Common Stock, authorized for issuance under the Humanigen, Inc. 2012 Equity Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock which become issuable under the above-named plan by reason of any share dividend, share split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares or common stock outstanding.

(2) Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The price per share is based on the average of the high and low sales price on the OTCQB Venture Market operated by OTC Markets on April 13, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Humanigen, Inc., a Delaware corporation (the “Company”), to register 16,050,000 additional shares of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable under the 2012 Equity Incentive Plan, as amended and restated, (the “Plan”). The Company previously registered an aggregate of 3,791,414 shares of Common Stock issuable under the Plan on Registration Statements on Form S-8 (File Nos. 333-214110, 333-183725, 333-194597, 333-202934 and 333-206321) (the “Original S-8s”), as adjusted to reflect the 1-for-3.56147 reverse split of the Company’s Common Stock effected on January 15, 2013 and the 1-for-8 reverse split of the Company’s Common Stock effected on July 13, 2015, as applicable.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Original S-8s, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, or the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission, and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 001-35798);

(b)
the Company’s Current Reports on Form 8-K filed on January 12, 2018, January 29, 2018, February 7, 2018 (as amended by the Current Report on Form 8-K/A, filed on March 13, 2018), February 28, 2018 and March 13, 2018; and

(c)
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (File No. 333-35798) filed with the Commission on January 30, 2013 under Section 12(b) of the Exchange Act, as amended by the description contained in the Company’s Current Report on Form 8-K filed on August 7, 2017, and as may be further amended in any future amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that the Company has or may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL further provides that, if a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

The Company’s Amended and Restated Certificate of Incorporation eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain limited exceptions set forth therein. The Company’s Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by the DGCL.

The Company maintains an insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

In addition, the Company has entered into separate indemnification agreements with its directors and officers, pursuant to which the Company has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Certain of the Company’s non-employee directors may, through their relationships with their employers, also be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Company’s board of directors.

The foregoing descriptions are only general summaries.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to the registration statement are listed in the exhibit index attached hereto and are incorporated herein by reference.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i), (A)(1)(ii) and (A)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California on April 18, 2018.

Humanigen, Inc.

By:	/s/ Cameron Durrant, M.D., MBA
Cameron Durrant, M.D., MBA
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/ Cameron Durrant, M.D., MBA
	Cameron Durrant, M.D., MBA	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 18, 2018

*
	Greg Jester	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	April 18, 2018

*
	Ronald Barliant	Director	April 18, 2018

*
	Rainer Boehm	Director	April 18, 2018

*
	Robert G. Savage	Director	April 18, 2018

*
	Timothy Morris	Director	April 18, 2018

* By:	/s/ Cameron Durrant, M.D., MBA
Cameron Durrant, M.D., MBA Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1
Specimen of Stock Certificate evidencing shares of Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-184299) filed on January 15, 2013).

5.1	Opinion of Polsinelli PC.

10.1	2012 Equity Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q (File No. 001-35798) filed on August 10, 2015).

10.2
Amendment to the Humanigen, Inc. 2012 Equity Incentive Plan, effective September 13, 2016 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-8 (File No. 333-214110) filed on October 14, 2016).

10.3	Amendment to the Humanigen, Inc. 2012 Equity Incentive Plan, effective March 9, 2018.

10.4
Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form 10-12G (File No. 000-54735) filed on June 12, 2012).

10.5
Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan (Outside Directors) (incorporated by reference to Exhibit 10.37 to the Registrant’s Annual Report on Form 10-K (File No. 001-35798) filed on March 13, 2014).

10.6
Form of Notice of Stock Unit Award under the 2012 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35798) filed on April 24, 2015).

23.1	Consent of HORNE LLP.

23.2	Consent of Polsinelli PC (included in Exhibit 5.1).

24.1	Power of Attorney.